Exhibit 99.1

16 May 2007

Via Facsimile and Overnight Delivery

Mr. Daniel Loeb

Third Point LLC

390 Park Avenue

New York, New York 10022

Dear Daniel,

Based on your letter dated 8 May and our ongoing discussions with you, I wanted to follow up to address a number of actions and issues you have raised.

We were disappointed that you and your team elected not to present analysis supporting your specific recommendations regarding PDL’s strategy and financial management at our Board meeting last week. Nevertheless, we have been listening carefully to Third Point, and to a wide group of our shareholders, and have taken actions regarding a number of areas about which concerns have been raised.

First, we do agree with your premise that our Board would benefit from additional expertise provided by a director with strong institutional investor experience, particularly in the area of life sciences. For that reason, and as Mark McDade and I discussed in our May 7 meeting with you, we have engaged an outside search firm to evaluate candidates, including those you have provided as well as those suggested by other shareholders. We are now working through the recruitment process defined by our Nominating and Governance Committee charter. We will begin interviewing candidates in the next few weeks and expect to add this new Board member in the near future.

Second, since we take our fiduciary and legal responsibilities seriously and have been listening to you and other investors, we have increased the level and time that we routinely spend reviewing the core elements of our corporate strategy. As was noted to you on May 7th, we routinely utilize outside advisors for such efforts, and have previously retained both a business advisor and a banking firm to assist us with evaluation of our ongoing strategy and provide additional data to our Board and management for consideration.

Third, while comparative data demonstrate that PDL’s R&D and SG&A expenses are within the range of our biotech peer companies, we have heard you and other shareholders who have recommended that we further review this area. To this end, and as we have discussed publicly, we have engaged a highly respected consulting firm to assist in the assessment of how we allocate research and development costs and prioritize our portfolio. This effort is ongoing and we expect to review initial findings in the coming weeks.

Consequently, with these initiatives well underway at a pressing pace, I would like to ask that our interactions are maintained in a respectful fashion. We have made it clear that we are taking definitive actions and making appropriate modifications to our course, but doing so in a manner that advances our company’s mission of developing and commercializing new therapeutics for critical and unmet medical needs while growing shareholder value. To continue this exchange of ideas in a productive fashion, we ask that our interactions be objective, analytical and business-focused and not include personal allegations and other distractions that are detrimental to building the value of our company.

Toward this end, I invite you to our upcoming shareholder meeting on June 20, and believe that you will learn more about both the fruits of our current development and commercial efforts, as well as our latest strategic review activities and insights. In addition, we continue to offer an opportunity for you to present in person any additional thoughts or recommendations to the full PDL Board.

I would like to reiterate my firm support for the management team and Mr. McDade’s leadership of our company. You have made or brought to our attention various allegations and innuendo regarding Mr. McDade putting his personal interests above those of PDL. We have been fulfilling our obligations and conducting appropriate investigations of confidential matters that have come to our attention.

I hope that you appreciate that we are listening carefully to you and other shareholders, and that we are responding and taking action in a decisive manner. I believe that the steps being taken are aimed at building long-term value in PDL, and are consistent with the expressed interests and needs of our many shareholders.

Sincerely,

/s/ L. Patrick Gage
L. Patrick Gage, Ph.D.
Chairman of the Board

Additional Information

PDL BioPharma, Inc. will file a proxy statement with the Securities and Exchange Commission (“SEC”) for the 2007 annual meeting of stockholders. Stockholders are strongly advised to read the proxy statement and any other relevant documents filed with the SEC as they become available, because they will contain important information about the upcoming annual meeting and matters proposed for stockholder approval. Stockholders may obtain a copy of the proxy statement when available along with other documents filed by PDL BioPharma, Inc., free of charge, by contacting PDL Investor Relations: in writing at PDL BioPharma, Inc., Attention: Investor Relations, 34801 Campus Drive, Fremont, California 94555, by telephone at 510-574-1406, by email at InvestorRelations@pdl.com, or by accessing the PDL website at www.pdl.com, or the SEC website at www.sec.gov.

Participants in the Solicitation

PDL and its directors, executive officers, and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the upcoming annual meeting and the matters proposed for stockholder approval. Information regarding the interests of such directors and executive officers in the solicitation will be more specifically set forth in the proxy statement concerning the annual meeting of stockholders that will be filed with the SEC. In addition to the proxy statement, PDL files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-3030 for further information on the public reference rooms. PDL’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.